Exhibit 99.1

AMERICREDIT ANNOUNCES PROPOSED CONVERTIBLE

SENIOR NOTES OFFERING

FORT WORTH, TEXAS November 11, 2003 – AMERICREDIT CORP. (NYSE: ACF) announced today that it intends to offer, subject to market and other conditions, $200 million in aggregate principal amount of convertible senior notes through an offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and Regulation S under the Securities Act. The interest rate, conversion price and offering price are to be determined by negotiations between AmeriCredit and the initial purchasers of the notes.

The securities offered will consist of Convertible Senior Notes due 2023, first putable November 2008. AmeriCredit will grant the initial purchasers of the notes an option to purchase up to an additional aggregate $30 million principal amount of the notes. AmeriCredit plans to use the net proceeds for:

—	The purchase of a convertible note hedge with respect to AmeriCredit’s common stock, which is expected to reduce the potential dilution from conversion of the notes. In connection with those transactions, an affiliate of one of the initial purchasers will purchase AmeriCredit’s common stock in secondary market transactions prior to pricing the notes and expects to enter into various derivative transactions with respect to AmeriCredit’s common stock either simultaneously with or after the pricing of the notes and may continue to purchase AmeriCredit’s common stock in secondary market transactions following pricing; and

—	Working capital and other corporate purposes, which may include the retirement of other existing indebtedness. This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The securities will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

About AmeriCredit

AmeriCredit Corp. is a leading independent middle-market auto finance company. Using its branch network and strategic alliances with auto groups and banks, the Company purchases retail installment contracts entered into by auto dealers with consumers who are typically unable to obtain financing from traditional sources. AmeriCredit has more than one million customers and approximately $14 billion in managed auto receivables. The Company was founded in 1992 and is headquartered in Fort Worth, Texas. For more information, visit www.americredit.com.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s annual report on Form 10-K for the period ended June 30, 2003. Such risks include – but are not limited to – weakened economic conditions, adverse portfolio performance, declining wholesale values, reliance on warehouse financing and capital markets, fluctuating interest rates, increased competition, regulatory changes, the high degree of risk associated with non prime borrowers and exposure to litigation. These forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially.

Contact:

Investor Relations		Media Relations
Kim Pulliam	Jason Landkamer	John Hoffmann
(817) 302-7009	(817) 302-7811	(817) 302-7627